Filed Pursuant to Rule 424(b)(3)
File Number 333-92355

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated December 15, 1999)

AVIGEN, INC.

2,962,047 SHARES

COMMON STOCK

     As set forth in the Prospectus, dated December 15, 1999, with respect to the offer and sale of 2,962,047 shares of common stock of Avigen, Inc., from time to time one or more of the selling stockholders listed under the caption “Selling Stockholders” in the Prospectus may transfer, pledge, donate or assign such selling stockholders’ shares of common stock to lenders or others and each of such persons will be deemed to be a “selling stockholder” for purposes of the Prospectus.

     MVI Medical Venture Investments Ltd. (“MVI”), one of the selling stockholders, transferred a warrant for the right to purchase of 30,840 shares of common stock of Avigen to an affiliated entity HCI Healthcare Investments Ltd. (“HCI”). As a result, 30,840 shares of common stock disclosed as beneficially owned and being offered by MVI are beneficially owned and being offered by HCI. As a result of the above, the disclosure regarding beneficial ownership by MVI in the table of selling stockholders under the caption “Selling Stockholders” in the Prospectus is amended in its entirety as set forth below, and all other aspects of the table remain the same.

SHARES BENEFICIALLY OWNED PRIOR TO OFFERING

	TOTAL NUMBER OF	NUMBER OF SHARES	PERCENT OF
	SHARES OF COMMON	ISSUABLE UPON	COMMON	TOTAL NUMBER
	STOCK BENEFICIALLY	EXERCISE OF	STOCK	OF SHARES BEING
SELLING STOCKHOLDER	HELD	WARRANTS	OUTSTANDING	OFFERED

MVI Medical Venture Investments Ltd.	219,200	0	1.49	154,200
HCI Healthcare Investments Ltd.	30,840	30,840	*	30,840

THIS PROSPECTUS SUPPLEMENT IS DATED MAY 2, 2002.